RICHARD A. HOFFMAN
ATTORNEY-AT-LAW
320 SOUTH BOSTON AVENUE, SUITE 1026
TULSA, OKLAHOMA 74103
TELEPHONE: (918) 599-9302 FACSIMILE: (918) 984-1423

August 23, 2022

To the Board of Directors
Inland Mid-Continent Corporation
2702 East 72nd Street
Tulsa, Oklahoma 74136

Re: Supplemental Letter; Authorization of Corporation
to file Registration Statement on Form 1-A
and issue common stock

Gentlemen;

Pursuant to the request of the officers and directors of the corporation, I have prepared this opinion as counsel to the corporation for the purpose of reviewing the internal documents of the corporation to determine if it is authorized to file a registration statement on Form 1-A, with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, for the purpose of offering for sale up to $10,000,000 of Class A common stock of the company with a par value of $0.00001 per share. This letter is written to supplement my letter to the Board of Directors of February 3, 2022.

To that end, I have reviewed the following:

1. The public record of the Oklahoma Secretary of State.

2. The Amended Certificate of Incorporation of the Corporation.

3. By-laws of the Corporation.

4. Corporate minutes of shareholders and directors meetings from the organization meeting of October 14, 2016, through the last meeting of the directors for 2021 (December 17, 2021), as well as corporate minutes of shareholders and directors meetings through the 30th of April 2022, as provided by the corporate secretary to me on August 23, 2022.

5. Auditor's report of Turner, Stone & Company, LLP, Accountants and Consultants, Dallas, Texas, dated August 27, 2021, and the auditors supplemental report dated August 16, 2022, reflecting Financial Statements for years ending December 31, 2020 and ending December 31, 2021.

6. Draft of Offering Circular, in process by Regulation D Resources Enterprises, Inc., Lakewood, Colorado.

As of August 22, 2022, the records of the Oklahoma Secretary of State reflect that Inland Mid-Continent Corporation is a business corporation duly authorized to do business in the state of Oklahoma.

Based upon the documents provided, Inland Mid-Continent Corporation, through the activities of its officers and directors, and based upon its Amended Certificate of Incorporation and By-laws, is authorized to issue the shares of common stock above described and such shares will be validly issued, fully paid and non-assessable.

No opinion is rendered herein with regard to the auditors report or draft Offering Circular which were provided to me for information purposes only.

This letter may be attached as an exhibit to the Registration Statement under the heading "Experts" in the Offering Circular and constituting a part thereof.

Very truly yours,

Richard A. Hoffman
Attorney at Law

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